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                                                                     EXHIBIT 4.4
ENGLISH TRANSLATION

         TERMS AND CONDITIONS FOR USE OF THE GMARKET PURCHASING SERVICE
                              (ENGLISH TRANSLATION)

                          Chapter 1 General Provisions

ARTICLE 1 (PURPOSE)

The purpose of these Terms and Conditions is to provide for rights, obligations and responsibilities between GMARKET Inc. ("Company") on the one part and users on the other part in users' use of the Real-time EC platform developed and provided by the Company.

ARTICLE 2 (DEFINITIONS)

1. The terms used herein shall have the meaning ascribed thereto in these Terms and Conditions:

     1) Gmarket: The Real-time EC platform system provided to users for their free transactions of goods or services, the website for operation of the system and any other associated sites based upon the system and from time to time the businesses operating Gmarket.

     2) Users: Members or non-members who access or visit Gmarket to use services provided by the Company in accordance with these Terms and Conditions.

     3) Members: Those who have provided to the Company their personal information to join as members of Gmarket to be entitled to continuous use of information and services provided by Gmarket. Members are either general members or E-dealers.

          - General members: Individuals or business operators who may purchase but not sell at Gmarket

          - E-dealers: Individuals or business operators who may not only purchase but also sell at Gmarket.

     4) Non-Members: Those who have not joined as members but only use services provided by the Company.


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     5)   Members' I.D.: Letters, numbers or combinations of letters and numbers as selected by Members and approved by the Company in order to identify members and use Gmarket services.

     6) Password: Letters, numbers or combinations of letters and members as registered by Members with the Company in order to verify the identity of Members and protect rights, benefits and secrets of Members.

     7) Operator: A person appointed by the Company to handle general management and smooth operation of Gmarket services.

     8) Purchase Orders: An act by a purchaser of stating and submitting quantity and price of purchase at Gmarket in order to purchase goods.

     9) Sell Orders: An act by a seller of stating and submitting quantity and price of sale at Gmarket in order to sell goods.

     10) Purchasers: Users who filed purchase orders intending to purchase goods at Gmarket.

     11) Sellers: Members who filed sell orders intending to sell goods at Gmarket.

     12) Mileage: Membership points in a certain amount granted to Members in case of their purchase of goods at Gmarket.

     13) G-Cash: Cyber money, which is converted from mileage entitled by members at Gmarket, can be purchased by members to use for certain services at Gmarket and then withdrawn in cash afterwards.

     14) GSM: Management system prepared for members who desire to sell goods and services by using Gmarket, the real-time EC transaction system, under which registration of goods and control of their contents, prices and sale/delivery can be freely utilized.

     15) Gmarket Reporting Center: As for Gmarket, many products are registered and traded real-time, and as a result, the rights and benefits of third parties could be infringed upon. Therefore, the Gmarket Reporting Center was established by the Company to deal with such potential issues.

     16) Payment Protection Service: The Company transmits the payment deposited by the purchaser to sellers after (i) completion of delivery is evidenced through purchaser's confirmation of receipt or (ii) the Company confirms that the invoice numbers recorded with a delivery company conform to the invoice numbers entered in GSM after delivery of goods. This process is utilized to protect both purchasers and sellers in electronic commerce transactions.

     17) Service Quality Management ("SQM"): In principle, any disputes arising from transactions through Gmarket should be resolved between sellers and purchasers at their discretion, but SQM is established for the purpose of facilitating the resolution of such disputes.

     18) Seller's Mini Shop (Mini Shop): Cyber shop granted to members who sell goods at Gmarket, where members may display and manage goods they are selling.



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2.   Meaning of the terms under these Terms and Conditions, which are not defined under paragraph 1 above shall be in accordance with normal market practices.

ARTICLE 3 (TYPE OF GMARKET SERVICES AND LEGAL LIMITATION)

     1.   Services provided by the Company are as follows:

          1)   Services of developing and operating E-Commerce Platform;

               i)   Assistance to sale related matters.

               ii)  Assistance to purchase related matters.

               iii) Assistance of executing a sales contract and protecting sale and purchase.

               iv)  Other electronic commerce transaction related services.

          2)   Gmarket advertisement and promotion service

     2. The Company shall neither sell goods to users nor purchase goods from users, but rather develop and provide users with devices improving safety and reliability of transactions between users. Responsibilities relating to transactions formed among users and about information provided by members shall be borne by the relevant members or users.

     3. The Company operates, manages and provides a system for free transaction of goods and services among users and does not act on behalf of users desiring to sell or purchase goods. Also, any act done by the Company shall not be deemed as an act on behalf of sellers or purchasers.

     4. The Company does not make any assurances or guarantees regarding any aspects of the sale or purchase process, including genuineness, quality, completeness, safety, legality, non-infringement of third party rights, truth or legality of information and data posted at URL linked through the information entered by users, etc. Any and all risks and responsibilities are wholly borne by the relevant users.



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ARTICLE 4 (STATEMENT, EFFECT AND AMENDMENT OF THE TERMS AND CONDITIONS)

     1. The Company shall post these Terms and Conditions, its company name, location, name of the representative, business registration number and contact points (telephone and fax numbers and e-mail address) on the Company's homepage.

     2. These Terms and Conditions are the basis of the Gmarket service use contract between the Company and users. The Company may provide for and give a public notification of matters ("Individual Conditions") applicable to certain services through Gmarket, in advance.

     3. The Company may amend these Terms and Conditions to the extent they are not in violation of the Regulation of Standardized Contracts Act, Framework Act on Electronic Commerce, Digital Signature Act, Act on Promotion of Information and Communications Network Utilization and Information Protection, Etc., Door-to-Door Sales, Etc. Act, Consumer Protection Act and any other relevant laws and regulations.

     4. In case the Company amends these Terms and Conditions, the effective date and the reasons of amendment, together with the current Terms and Conditions shall be publicly notified through the Company's homepage at least seven (7) days prior to the effective date thereof.

ARTICLE 5 (STANDARD REGULATIONS AND THE RELEVANT LAWS AND REGULATIONS OTHER THAN THESE TERMS AND CONDITIONS)

     1. Those matters not provided for by these Terms and Conditions shall be in accordance with the relevant laws and decrees including the Framework Act on Electronic Commerce and the Act on Consumer Protection in Electronic Commerce Transactions, Etc. and general commercial practices.

     2. In case transactions are executed through Gmarket service, the Door-to-Door Sales Act, the Framework Act on Electronic Commerce and the Consumer Protection Act and other relevant laws and decrees shall primarily apply to users as the parties to the transactions, and users cannot by a provision of these Terms and Conditions argue indemnification from their responsibility against other parties.



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                     CHAPTER 2 GMARKET SERVICE USE CONTRACT

ARTICLE 6 (EXECUTION OF THE GMARKET SERVICE USE CONTRACT)

     1. Gmarket Service Use Contract ("Use Contract") is executed upon application by a person who desires to use Gmarket Service and approval thereof by the Company.

     2. Anyone who desires to obtain Gmarket membership may use the membership admission column of the form provided by the Company on its website. Admission to the membership is either as an individual or business operator, and each item presented (required items such as real name, I.D., resident registration I.D. number, etc.) needs to be submitted. Provided, however, that E-dealer shall apply for admission to membership online and then complete separate procedures for such admission.

     3. In order to use Gmarket Service as a non-member, the non-member should complete non-members' verification procedures separately from the manner of applying for use under paragraph 2 above.

     4. In order to use Gmarket Service, users shall agree that these Terms and Conditions form a part of the Use Contract.

ARTICLE 7 (APPROVAL OF APPLICATION FOR USE)

     1. Application for use is completed by the users' provision of their personal information under the admission form prescribed by the Company and by the users' agreeing to these Terms and Conditions. Admission to the membership is effective at the time when the approval of the Company is given to the members. Applications for use are handled in the order that the applications are received by the Company.

     2. The Company may withhold its approval of an application for use in each of the following cases, among others:

          1)   Facilities have no room;

          2)   Technical hindrance;

          3)   False statement, omission or miswriting in registered contents;

          4) Reapplication for use within three months from the date when the Use Contract has been terminated by the Company; or

          5)   Necessary at the Company's reasonable discretion.



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ARTICLE 8 (ALTERATION AND PROTECTION OF PERSONAL INFORMATION)

     1. In case any of the information stated at the time of application is changed, the users shall immediately through the Operator or at the website change the relevant information. Provided, however, that name, I.D. and resident registration I.D. number cannot be changed.

     2. In the preceding paragraph, any and all damages caused by delay in change of information shall be borne by the relevant user, and the Company shall not be held liable for such damage.

     3. The Company shall not apply users' information to any other uses than Gmarket Service or supply the information to a third party without consent by users, except the information disclosed through Gmarket Service. Provided, however, that this does not apply if disclosure of information is required or permitted by the laws and regulations.

ARTICLE 9 (TERMINATION OF THE USE CONTRACT)

     1. The Use Contract may be immediately terminated either by the Company or its members.

     2. Termination by members: Members may at any time terminate the Use Contract by notifying the Company that they have an intention to terminate this Contract. Provided, however, that members should withdraw or cancel all the orders at least ten (10) days prior to giving the termination notice. Provided, the transactions already executed cannot be cancelled. Adverse consequences arising from cancellation or withdrawal of orders shall be borne by the relevant members. If a member, having terminated the Use Contract, desires to reuse Gmarket Service, the members shall notify the Company of such intent and obtain approval of the Company for reuse of the service.

     3. Termination by the Company: The Company may terminate the Use Contract if any of the following cases takes place or is confirmed:

          1) A user infringes the rights, reputation, credit or any other rightful benefit of any other users or is in breach of the Korean laws and regulations or good public order and customs;



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          2)   A user hinders or tries to hinder the smooth process of Gmarket
               Service provided by the Company;

          3) Accumulated credit degree of members pursuant to Article 10 reaches minus 10 points; or

          4) The Company deems refusal of service as necessary at its reasonable discretion.

          In this case, the Company shall clarify the reasons of termination through e-mail, telephone or any other methods and give its intent of terminating the Use Contract. The Use Contract shall be terminated at the time when the Company notifies the members of its intent of termination. In case the Use Contract is terminated at the Company's reasonable discretion, the Company may reserve any decision with respect to the member's application for reuse.

     4.   Restriction on Services

          The Company may partly restrict members in use of services in case any of the following takes place or is confirmed:

          1) In case a member obtains mileage in an abnormal way, the relevant service use may be restricted or cancelled and if deemed necessary, mileage may be withdrawn; or

          2) In case a member purchases by credit card, and the purchase falls under the illegal use of credit cards as provided by the Specialized Credit Financial Business Act, the member's purchase may be restricted, and if the credit card number, password and resident registration I.D. number entered by the member are inconsistent for three or more consecutive times9, the relevant card use on Gmarket may be restricted by the Company.

     5. Upon termination of the user agreement, the Company may cancel or void such user's existing benefits such as mileage, G-stamps and coupons that were provided by the Company, and the Company is not responsible for any loss or damages caused by termination of the user agreement.



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                  CHAPTER 3 REGULATIONS OF GMARKET SERVICE USE

ARTICLE 10 (MEMBERS' CREDIT RATING MANAGEMENT)

1. The Company may grade members' credit rating to ensure safety and reliability of transactions through Gmarket service and may restrict service(s) based upon the credit rating. For this purpose, the Company may award benefits (e.g., points) or issue sanctions in relation to transactions among members.

2. Members' credit points are evaluated by the standards announced by the Company, and the Company may prohibit the members from transaction or stop providing the members with benefits when the members' credit points do not meet such standards.

ARTICLE10-1 (MANAGEMENT OF MEMBERS)

     1. Depending on a member's classification, the Company may grant various levels of benefits, preferential terms or issue penalties, as the case may be, depending on such classification.

     2.   The Company may issue penalties to members in the following cases:

          1) a member commits any of the actions set forth in the third clause of Article 9 above;

          2) a member intentionally does not act in accordance with the intended use of any of the services or functionalities provided by the Company;

          3)   a member damages the Company's reputation; and/or

          4) a member does not exercise good faith in connection with any aspects of the transaction process


     3. Possible penalties regulated in the first clause of Article 10-1 include the following:

          1) being banned from using all or part of the Company's services permanently or temporarily;

          2) confiscation of all or part of benefits such as mileage, G-stamps, coupons, etc., provided by the Company; and/or

          3)   penalties similar to being prescribed in 1) or 2) above



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ARTICLE 11 (PURCHASE OF PRODUCTS)

     1.   Manner of execution

     Transactions are executed when a purchaser indicates his/her acceptance of the price for a particular item offered by a seller by placing a purchase order.

     2.   Handling of transactions

     A purchaser will receive the result and conditions of transactions from the Company by e-mail, telephone or mobile phone (SMS service), upon execution of transactions through Gmarket Service.

     3.   Payment

          1) The manner of payment available to users for purchase of goods includes settlement by credit card, bank deposit and real time account transfer, etc.

          2) Credit card may be used only after the card is registered with consent from the cardholder..

          3) If, due to the Company's intent or negligence, a user's payment information is disclosed and results in damage to the relevant user, the Company shall be liable for such damages.

          4) In order to purchase products valued higher than a designated amount, the purchaser should enter his/her personal information such as resident registration I.D. number and password for verification purposes.

          5) In order to purchase products through bank deposit, the payment should be deposited with a designated bank account within seven
               (7) days from execution of the relevant transactions.

     4.   Delivery

          1) The delivery period shall be from the date immediately following the date on which an order is executed to the time of delivery by E-dealer to the purchaser. The Company may appoint a certain delivery period to facilitate the sale and purchase process and may demand that E-dealer comply therewith.

          2) In case of bank deposit, the delivery period shall be calculated from the date immediately following the date on which the bank deposit is confirmed.



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          3)   In calculating the total delivery period, any holidays or other non-business days shall be excluded. Also, any days on which delivery was impracticable due to force majeure events or any other events beyond the seller's control shall be excluded when calculating the total delivery period.

          4) The Company may engage in overseas delivery service through business cooperation with a third party. In overseas delivery, the domestic delivery portion shall be deemed completed once the products have arrived at a logistics center of a third party under business cooperation with the Company. The process of overseas delivery shall be deemed to have started at the point of such arrival.

     5.   Provision on Return/Exchange/Refund

          1) A purchaser may demand refund or exchange of the purchased goods within seven (7) days after receipt of the delivery pursuant to
               Article 17 of the Act on Consumer Protection in Electronic Commerce Transactions, Etc. Provided, however, that a purchaser shall not be entitled to a refund or exchange if (i) the goods are lost or damaged due to causes attributable to the purchaser;
               (ii) the value of the goods is notably deteriorated due to use or partial consumption by the purchaser; (iii) the value of products is deteriorated to the point where resale of such products is difficult due to passage of time; or (iv) the packaging of a duplicable media product (e.g., software, CDs, DVDs, etc.) is damaged, unless the product itself has an original defect. For any refunds or exchanges requested by the purchaser due to change of heart, the purchaser shall bear the return delivery cost and necessary expenses in connection therewith.

          2) In case defects in a product are not attributable to a purchaser, the seller is liable for refund or exchange upon the purchaser's demand. In this case, the return delivery cost and necessary expenses are borne by the seller.

          3) In case the products a purchaser demands are sold out or out of stock and thus cannot be delivered, the refunding procedures should be taken and the reasons therefor shall be notified to the purchaser within three (3) business days from the receipt of the payment for products pursuant to the provision of Article 15 of the Act on Consumer Protection in Electronic Commerce Transactions, Etc.



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          4)   Any material or emotional damage suffered by a purchaser arising solely from problems in delivery shall be wholly borne by the delivery company having caused such damage and the seller having designated such delivery company, and the Company shall provide the purchaser with necessary information of the seller and arbitrate in order to facilitate the resolution of such matters.

          5) In case of overseas delivery, a purchaser may obtain a cancellation, exchange or refund of a purchased item as long as such item has not yet been put into a warehouse of a party who has an overseas delivery business partnership with the Company. However exchange/refund is impossible once the purchased products have been put into such warehouse, pursuant to Article 17(2)5 of the Act on Consumer Protection in Electronic Commerce Transactions, Etc. and Article 21 of its Enforcement Decree. However, if the product was originally defective and the Company acknowledges the defect, exchange/refund is possible any time, regardless of the shipping status.

          6) To request a refund depending upon the Company's acknowledgement as stated above, the purchaser must send the Company sufficient evidence to prove the reasons for the exchange/refund, such as a defect of the product. The purchaser should pay the cost needed for exchange/refund, such as delivery cost. The price of the purchased product and the shipping fee will be refunded into the purchaser's G-account by the Company.

ARTICLE 12 (ENTITLEMENT TO MILEAGE AND THE STANDARDS)

     1. In case a Gmarket member purchases products, mileage may accumulate in a certain ratio per product. Provided, however, that for any refund due to cancellation/return after purchase of the products, the mileage accumulated per purchase of products shall be deducted by applying the retroactive effect of contract cancellation under the Korean Civil Code.

     2. Gmarket members may use additional services provided by the Company by converting accumulated mileage into G-Cash. Provided, however, that in the event of any accumulation of mileage in an unfair or inappropriate manner or use of accumulated mileage in an unfair or inappropriate manner, the Company may restrict use of such members' service pursuant to paragraphs (3) and (4) of Article 9.

     3. Any Gmarket members who have not conducted any transactions for a one-year period and whose accumulated mileage is less than 5,000 shall be deemed dormant members, and the Company may withdraw the members' accumulated mileage.



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ARTICLE 13 (G-CASH AND THE STANDARDS)

     1.   G-Cash may be awarded in each of the following cases:

          1)   Converting miles into G-Cash;

          2) Through purchase of additional G-Cash by using cash or any ordinary payment method; or

          3)   Upon the Company's discretion

     2. Products cannot be purchased using G-Cash, but G-Cash may be converted into cash upon demand if certain minimum denominations are met.

ARTICLE 14 (G-PASSBOOK SERVICE)

     1. G-Passbook is a cyber account service available exclusively at Gmarket, which is provided to users by the Company, to allow management of an amount to be refunded to users from Gmarket or to be additionally deposited by users to Gmarket or mileage or G-Cash accumulated to members.

     2. G-Passbook service consists of cash balance, G-Cash service and mileage service.

     3. Purchasers may use their cash balance to make remittances to Gmarket, purchase items from our website up to the amount of the existing cash balance and pay for delivery costs or use of paid services. Purchasers may also convert their cash balance to G-Cash. In addition, any refunds that a purchaser is entitled to shall be deposited into the purchaser's cash balance. If a member requests a withdrawal from his/her cash balance to a bank account, the Company shall generally remit the requested amount to the bank account specified by such member within two (2) business days from the date of request, absent any special reason not to do so.

     4. G-Cash is a type of cyber currency used for certain paid services provided by the Company. G-Cash may not be used to make purchases, but may be converted into the cash balance if the remaining G-Cash reaches a certain amount. In the event of converting G-Cash into the cash balance, the Company deducts 10% as a conversion fee and deposits the remainder into the cash balance..

     5. Mileage service is provided by the Company to members with respect to purchase, confirmation of delivery and preparation of reviews on products, and members having a certain points of accumulated mileage may convert such accumulated mileage to G-Cash.



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ARTICLE 15 (INTERACTIVE CLASSIFIED AD SERVICE)

     1. The Company provides an interactive classified ad service whereby E-dealers in areas such as insurance, tour, automobile sales and other services list their advertisements on our website.

     2. The Company only provides an online platform enabling such E-dealers to get in contact with our purchasers. No contracts between such E-dealers and purchasers are completed on our website nor are any consulting activities conducted on our website.

     3. The Company is not responsible or liable in any manner for any actions taken by the service providers with respect to the handling of any personal information provided by our purchasers to such E-dealers in connection with the interactive classified ad service.

     4. The Company is not responsible for any incorrect, false or fraudulent information provided by our purchasers to E-dealers in connection with the interactive classified ad service, and any purchaser who provides such information shall be solely responsible for any damages arising from the provision thereof.

ARTICLE16 (GMARKET GIFT CERTIFICATE)

Purchasers may purchase Gmarket-issued gift certificates on our website that may be used towards making purchases of goods and services available on our website. Anyone who purchases and/or redeems a Gmarket-issued gift certificate agrees to abide by the Company's terms and conditions with respect thereto.



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ARTICLE17 (G-STAMP)

     1. G-stamps may be redeemed by purchasers to participate in events and enter into random drawing auctions provided by the Company.

     2. Ownership of G-stamps belongs to the Company, and even though the Company may use expressions such as 'G-stamp issuance' with regard to the grant of the right to use G-stamp, the Company only grants the right to use G-stamp, not the ownership thereof.

     3. G-stamp may not be used for purchase transactions involving goods or services, and may not be exchanged for G-cash or cash.

     4.   Members may obtain the right to use G-stamps by the following methods

          1)   In connection with an applicable purchase

          2)   By winning an event in which G-stamps are awarded

          3) Convert points provided by a third party that has an affiliate partnership with the Company into G-stamps

          4)   Other methods based solely on the Company's discretion

     5. G-stamps are valid for three years after the date of issue, and expired G-stamps are automatically terminated.

     6. If a purchaser uses or attempts to use G-stamps by improper methods, such as having G-stamps issued improperly, pursuant to Article 9 above, the Company can terminate the contract with or limit the service use of such purchaser.

ARTICLE 18 (SELLER'S MAILING AND REJECTION TO RECEIPT)

     1. Gmarket's sellers may send mails to customers of mini shops or purchasers of products only in case the recipients have agreed to receive such shopping letters.

     2. Gmarket shall not provide the sellers with any information of purchasers in the course of sending mails. Purchasers may click the 'rejection to receipt' button in 'my information' or at the bottom line of sellers' mails to reject receipt of the shopping letters.

                      Chapter 4 Service and Service Charge

ARTICLE 19 (SERVICE PERIOD AND SUSPENSION)

     1. The effective period of these Terms and Conditions is one year from the date of application for service and shall be automatically extended for additional one-year periods unless a written demand for amendment of contents of services is given at least two (2) months prior to the expiration of the relevant service period.

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     2.   The Company may temporarily suspend provision of services in the event of repair, inspection, replacement or malfunction of information technology and communication facilities including computers or communication stoppage, etc. In the event of suspension of services, the Company shall provide notification thereof on its homepage, and the Company shall not be held liable for damage suffered by users or a third party due to temporary suspension of service. Provided, however, that this does not apply when the Company contributed to such event by willful or gross negligence.

ARTICLE 20 (INFORMATION PROVIDED BY USERS)

     1. Information provided by users means any and all information (e.g., description, illustrations, photos, etc.) set forth on Gmarket.

     2. Information provided by users is reflected to Gmarket in real time automatically. Therefore, any and all responsibilities for such information shall be borne by the relevant user who has provided the information. Provided, however, that the Company may delete or amend the relevant information upon demand by the rightful owner of such information.

ARTICLE 21 (SERVICE CHARGE)

     1. The Company shall provide necessary services required to facilitate free electronic commerce transactions among users and may impose service charge on use of the system.

     2. The Company may, when a transaction is executed at Gmarket, impose on members a charge for use of Gmarket system and sale/purchase protection system.

     3. When G-Cash is converted into cash, the Company may deduct conversion commission (currently 10%) therefrom.



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                           Chapter 5 Indemnification.

ARTICLE 22 (INDEMNIFICATION OF THE COMPANY)

     1. The Company shall only provide a transaction system based on Gmarket, and with respect to any disputes arising in connection with contents of transactions utilizing the Gmarket transaction system (e.g., price, letters, numbers, pictures and sounds), the relevant parties to the transactions shall be responsible.

     2. In the event that the Company cannot provide Gmarket services due to act of God or any similar force majeure event, the Company may restrict or temporarily suspend provision of service, and the Company shall not be liable for any consequences due to such restriction or suspension of service.

     3. The Company shall not be held liable for hindrances in use of service due to reasons attributable to members or other Internet users.

     4. With respect to damages resulting from reliance on information, data and verification of date as posted by users, the Company shall not be held responsible for such damages.

     5. With respect to any damages incurred by users due to their disclosure or provision of personal information (e.g., credit card information, etc.), the Company shall never be held responsible for such damages.

     6. Any problem arising due to defects in manufacturing in the course of using products purchased by users shall be treated pursuant to the Product Liability Act.

ARTICLE 23 (JURISDICTION)

Any legal proceedings, brought in connection with disputes arising between the Company and users from Gmarket service provided by the Company shall be subject to jurisdiction of the competent court (currently, the Seoul Central District Court) having jurisdiction over the location of the head office of the Company.



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ARTICLE 24 (OTHERS)

     1. The Company may, if necessary, amend or suspend certain services temporarily or permanently with giving advance notice thereof through Gmarket, GSM program, etc.

     2. The Company and its users cannot transfer the rights and obligations under these Terms and Conditions to a third party without prior consent of the other party.

     3. Agreements, memoranda and notices, etc. additionally executed between the parties, changes of the Company's policies, enactment and amendment of laws and decrees, and public notification by the Company through Gmarket or GSM to users pursuant to notification and guidelines of public authorities shall constitute a part of these Terms and Conditions.


                                    ADDENDUM

ARTICLE 1 (EFFECTIVE DATE)

These Terms and Conditions shall become effective as of September 12, 2006.





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